HeartBeam Completes $25 Million Capital Raise and Updates 2023 Strategic Focus and Financial Guidance

HeartBeam to Focus on Becoming the Global Leader in Ambulatory Vectorcardiography, the Highest Resolution ECG Monitoring Platform

Funding to Enable Company to Execute on Upcoming Clinical, Regulatory and Commercial Milestones, Extends Cash Runway into Late 2024

HeartBeam to Host Conference Call to Discuss Financing, Strategic Initiatives and First Quarter 2023 Financial Results on Thursday May 11, 2023 at 4:30 p.m. ET

SANTA CLARA, CA – May 3, 2023 -- HeartBeam, Inc. (NASDAQ: BEAT), a cardiac technology company that has developed the first and only 3D-vector electrocardiogram (VECG) platform to help physicians detect heart attacks anytime, anywhere as well as diagnose other common heart conditions today announced closing of its secondary offering of 16,666,666 shares of HeartBeam’s common stock. This financing will allow HeartBeam to fund its upcoming clinical and regulatory milestones related to its HeartBeam AIMIGo™ system and prepare for commercialization in 2024.

HeartBeam received net proceeds of $23.2 million from the offering, after deducting the placement agent discounts and commissions and offering expenses.

Public Ventures LLC acted as placement agent for the offering.

HeartBeam has adjusted its strategic focus to enable timely delivery of its breakthrough ambulatory VECG products, the Company’s key future value drivers, as follows:

•Immediately focus on obtaining an FDA 510(k) clearance for the HeartBeam AIMIGo credit card- sized VECG device, followed by a second 510(k) clearance on the system’s ability to synthesize an electrocardiogram (ECG). The goal of this second FDA clearance is to demonstrate that HeartBeam’s synthesized 12-lead ECG is equivalent to standard recorded 12-lead ECGs. These clearances provide a key value creation path, as they will enable physicians to remotely monitor patients and immediately interpret any concerning cardiac events.
•Demonstrate through clinical trials in 2023 the performance of the HeartBeam AIMIGo platform, which we believe is the most advanced ambulatory cardiac detection platform available. HeartBeam believes this will drive clinical and patient adoption.
•Shift the commercial launch until obtaining the 510(k) clearance for 12-lead equivalence. The company plans to submit this application to the FDA in late 2023 and pursue initial commercialization in 2024.

•Undertake an aggressive pre-commercial effort to define initial market segments and identify potential business partners.
•Continue aggressive development of its intellectual property through our partnership with PatentVest, a unified technology development and patent law firm focused on creating IP leadership for development stage technology companies. The partnership is clearly focused on the goal of creating clear leadership in the area of ambulatory VECG cardiac detection.
•Add world leading Key Opinion Leaders (KOLs) to our Medical Advisory Board to help guide our clinical and regulatory development. These Advisory Board members will be announced in the near future.

As a result of these strategic goals, we are updating our financial guidance and expect no material commercial revenue for 2023.

“We are extremely pleased to have received this additional funding, which will allow us to achieve our important upcoming milestones and extends our cash runway into late 2024,” said Branislav Vajdic, Ph.D. HeartBeam Founder and CEO. “We are also excited to be working with Public Ventures, which is an outstanding strategic partner with a long track record of helping companies grow and realize their full potential. The strategic focus we are announcing today are important steps for us to demonstrate the value of our novel VECG technology and to achieve the clinical and regulatory milestones to bring these important products into the hands of physicians and patients.”

Christopher Marlett, Co-Founder and CEO of Public Ventures, added, “HeartBeam has the potential to positively impact the lives of millions of people, to change the standard of care, and to be the leader in the emerging area of ambulatory VECG. We are pleased to be supporting the Company as it executes on this vision, and we believe that it has the plan in place to achieve its goals.”

HeartBeam will hold a conference call to discuss the financing and the strategic initiatives, along with our first quarter 2023 financial results, on Thursday May 11, 2023 at 4:30 p.m. ET.

To access the call, please use the following information:

Date:	Thursday May 11, 2023
Time:	4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-in:	1-844-826-3035
International Dial-in:	1-412-317-5195
Conference Code:	10178249
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1611445&tp_key=13a316a5f0

A telephone replay will be available approximately two hours after the call and will run through August 11, 2023, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 10178249. The replay can also be viewed through the webcast link above and the presentation utilized during the call will be available in the company’s investor relations section here.

About HeartBeam, Inc.

HeartBeam, Inc. (NASDAQ: BEAT) is a cardiac technology company that has developed the first and only 3D-vector ECG platform for heart attack detection anytime, anywhere. By applying a suite of proprietary algorithms to simplify vector electrocardiography (VECG), the HeartBeam platform enables patients and their clinicians to determine if symptoms are due to a heart attack, quickly and easily, so care can be expedited, if required. HeartBeam has two patented products in development. HeartBeam AIMI™ is software for acute care settings that provides a 3D comparison of baseline and symptomatic 12-lead ECG to more accurately identify a heart attack. HeartBeam AIMIGo™ is the first and only credit card-sized 12-lead output ECG device coupled with a smart phone app and cloud-based diagnostic software system to facilitate remote heart attack detection. HeartBeam AIMI and HeartBeam AIMIGo have not yet been cleared by the US Food and Drug Administration (FDA) for marketing in the USA or other geographies. For more information, visit HeartBeam.com.

Forward-Looking Statements

All statements in this release that are not based on historical fact are "forward-looking statements." While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our in our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:
Chris Tyson
Executive Vice President
MZ North America
Direct: 949-491-8235
BEAT@mzgroup.us
www.mzgroup.us

Media Contact:
media@heartbeam.com